Exhibit 23.1

                       [DAVIS POLK & WARDWELL LETTERHEAD]



July  9,  1997




Compaq  Computer  Corporation
20555  S.H.  249
Houston,  Texas  77070

Dear  Sir  or  Madam:

      We are acting as counsel for Compaq Computer Corporation (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 606,522 shares (the "Shares") of Common Stock ($0.01 par value) of the Registrant issuable pursuant to the 1989 Equity Incentive Plan (the "Plan") of the Registrant. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

      Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the
Registrant of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                               Very  truly  yours,



                              /s/  Davis  Polk  &  Wardwell
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